Exhibit 3.1

Articles Of Incorporation
Of
The Resourcing Solutions Group, Inc.

I, the person hereinafter named as incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation:

FIRST ARTICLE

The name of the corporation (hereinafter called the “Corporation”) is The Resourcing Solutions Group, Inc.

SECOND ARTICLE

The name of the corporation’s resident agent in the State of Nevada is State Agent and Transfer Syndicate, Inc., and the street address of the said resident agent where process may be Served on the corporation is 202 North Curry Street, Suite 100, Carson City, NV 89703. The Mailing address and the street address of the said resident agent are identical.

THIRD ARTICLE

The Corporation is authorized to issue 2,000,000,000 shares of Common Stock, having a par value of $.001 per share, and 20,000,000 shares of Preferred Stock having a par value of $.001 per share.

A. Each share of Common Stock shall be entitled to one (1) vote per share upon any matter presented to the stockholders for their vote or approval, including the election of directors.

B. The preferred Stock may be issued from time to time in series, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed inthe resolution or resolutions providing for the issuance of such Preferred Stock, adopted by the Board of Directors pursuant to the authority granted in these Articles of Incorporation. the authority of the Board of Directors with respect to each class or series shall include, but not be limited to, determination of the following:

1. The number of shares constituting that class or series and the distinctive designation of that class or series;

2. The dividend rate on the shares of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that class or series;

3. Whether that class or series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms and conditions of such voting rights;

4. Whether that class or series shall have conversion privileges and, if so, the terms and conditions of such conversion including provision for adjustment of the conversion rate upon the occurrence of such events as the Board of Directors shall determine;

5. Whether or not the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6. Whether that class or series shall have a sinking for the redemption or purchases of shares of the class or series, and, if so, the terms and amount of such sinking fund;

7. The rights of the shares of that class or series in the event of the voluntary Or involuntary liquidation, dissolution or winding up of the Corporation, and the Relative rights of priority, if any, of payment in respect of shares of that class or series; Provided however, that the rights of priority of the Preferred Stock shall be inferior to The rights of the Convertible Preferred Stock; and

8. Any other relative rights, preferences and limitations of that class or series.

C. The Corporation elects not to be governed by the terms and provisions of Sections 78,378 through 78,3793, inclusive, and Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

D. In addition, the Corporation elects not to be governed by the terms and provisions of Sections 78.2055 and NRS 78.207 of the Nevada Revised Statutes (as the same may be amended, superseded, or replaced by any successor section, statute, or provision) requiring shareholder approval of forward and reverse splits in cases where there is no corresponding increase or decrease in and to the number of Authorized shares of the class or series subject to the forward or reverse split so that, therefore, shareholder approval will not be required for the Board of Directors of this Corporation to authorize forward and reverse splits of this Corporation’s securities without corresponding increases or decreases in and to the number of Authorized shares of the class or series subject to the forward or reverse split.

E. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this Third Article, shall apply to or have any effect on any transaction involving acquisition of control by any person, or any transaction with an interested stockholder, or any Board action with respect to sections 78.2055 and 78.308 NRS, occurring prior to such amendment or repeal.

FOURTH ARTICLE

The governing board of the corporation shall be styled as a “Board of Directors”, and any Member of said Board shall be styled as a “Director”.

The number of members constituting the first Board of Directors of the Corporation is two, And the name and the post office box or street address, either residence or business, of each of said Members are as follows:

Name	Address

David E. Calkins	7900 Dudley Road Suite 619 Manassas, Virginia 20109

F. Kay Calkins	7900 Dudley Road Suite 619 Manassas, Virginia 20109

The number of directors of the corporation may be increased or decreased in the manner provided by the Bylaws of the corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

FIFTH ARTICLE

The name and the post office box or street address, either residence or business, of the Incorporator signing these Articles of Incorporation are as follows:

Name	Address

Robert Worthington	2021 Arch Street Philadelphia, PA 19103

SIXTH ARTICLE

The corporation shall have perpetual existence.

SEVENTH ARTICLE

The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

EIGHTH ARTICLE

The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

NINTH ARTICLE

The nature of the business of the Corporation and the objects or the purposes to be transacted, promoted, or carried on by it are as follows:

To engage in any lawful activity.

TENTH ARTICLE

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, I do hereby execute the Articles of Incorporation on this 9th day of December, 2002.

/s/ ROBERT WORTHINGTON
Robert Worthington